Exhibit 99

NEWS RELEASE

Lincoln National Corporation Holds Annual Shareholder Meeting

Board Declares Dividends

PHILADELPHIA, May 12, 2005 — Lincoln National Corporation (NYSE:LNC), the parent company of the Lincoln Financial Group of companies, held its annual meeting of shareholders in Philadelphia today.

In shareholder action, Marcia J. Avedon, PhD., J. Patrick Barrett and Michael F. Mee were elected to three-year terms as directors of LNC. In addition, shareholders ratified the appointment of Ernst & Young LLP, as LNC’s independent registered public accounting firm for the year ending December 31, 2005 and approved LNC’s Amended and Restated Incentive Compensation Plan.

In addition, the LNC Board of Directors elected J. Patrick Barrett to serve as lead director and declared a quarterly cash dividend of $.365 per share on the corporation's common shares and $.75 per share on preferred shares. The dividend on the common stock will be payable Aug. 1, 2005 to shareholders of record at the close of business on July 11, 2005. The dividend on the corporation's $3 Cumulative Convertible Preferred Stock Series A will be payable September 5, 2005 to shareholders of record at the close of business on Aug. 12, 2005.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in Philadelphia, Lincoln Financial Group has consolidated assets of $116 billion as of March 31, 2005, and had consolidated revenues of $5.4 billion in 2004. Through its wealth accumulation and protection businesses, the company provides annuities, life insurance, 401(k) and 403(b) plans, 529 college savings plans, mutual funds, managed accounts, institutional investment and financial planning and advisory

For more information:

Investor Contact:
Priscilla Brown
215 448-1422
E-mail: InvestorRelations@LFG.com

Media Contact:
Tom Johnson
215 448-1454
E-mail: MediaRelations@LFG.com